Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
     This Amendment (the “Amendment”) to Rights Agreement, dated as of September 29, 2010 (the “Agreement”), between HYPERCOM CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent (the “Rights Agent”), is made and entered into as of November 17, 2010.
RECITALS
     WHEREAS, concurrently herewith the Company is entering into that certain Agreement and Plan of Merger, by and among Parent, Honey Acquisition Co, a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which (A) Merger Sub will be merged with and into the Company (the “Merger”), and (B) Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;
     WHEREAS, Section 27 of the Rights Agreement provides that, so long as no Flip-In Event has occurred and the Rights are then redeemable, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;
     WHEREAS, as of the time immediately prior to this Amendment, no Flip-In Event has occurred; and
     WHEREAS, the Board has determined, in connection with the execution of the Merger Agreement, that it is in the best interest of the Company and its stockholders to amend the Rights Agreement and has directed that the Agreement be amended as provided herein pursuant to Section 27 of the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:
AGREEMENT
     1. Section 1 of the Rights Agreement shall be supplemented by adding the following definitions:
     “Merger” shall have the meaning specified in the Merger Agreement.
     “Merger Agreement” shall mean that certain Agreement and Plan of Merger, by and among Parent, Honey Acquisition Co, a Delaware corporation and direct, wholly-owned subsidiary of Parent, and the Company.
     “Parent” shall mean Red.
     2. The Rights Agreement is hereby further amended by adding the following Section 36, to appear immediately following Section 35 of the Rights Agreement:
     “Section 36. Red Merger. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Flip-In Event shall be deemed to have occurred, neither Parent nor any Affiliate or Associate of Parent shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a)(ii) or 13(a) of this Rights Agreement solely by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or the Support Agreement executed contemporaneously therewith, by and among FP Honey Holdco, LLC, Vessel Systems, Inc., Parent and Francisco Partners II, L.P., or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger), provided that if, after the termination of the Merger Agreement pursuant to Article VIII thereof, Parent or any its Subsidiaries or any of their respective Affiliates or Associates becomes the Beneficial Owner of any shares of Common Stock of the Company (other than by reason of the approval, execution, delivery or effectiveness of the Merger Agreement or the consummation of any of the transactions contemplated thereby) the provisions of this Section 35 (other than this proviso) shall not be applicable.”
     3. Except for the amendments made hereby, the Rights Agreement shall continue in full force and effect.
     4. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment.
     5. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.
     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

HYPERCOM CORPORATION
By:	/s/ Thomas B. Sabol
	Name:	Thomas B. Sabol
	Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:	/s/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President

Signature Page to Amendment to Rights Agreement